Exhibit 99.1

     The New York Times Company Reports 2007 Third-Quarter Results

    NEW YORK--(BUSINESS WIRE)--Oct. 23, 2007--The New York Times Company announced today third-quarter earnings per share (EPS) from continuing operations of $.10, compared with $.06 in the third quarter last year. Excluding the special items noted below, EPS from continuing operations was $.15 compared with $.09 in the third quarter last year. Operating profit increased 57.1 percent to $28.1 million from $17.9 million in the third quarter of 2006 while operating profit excluding depreciation and amortization increased 46.4 percent to $79.9 million from $54.6 million in the third quarter of 2006.

    Included in the results from continuing operations are the following special items:

    -- Accelerated depreciation expense of $11.7 million ($6.7 million after tax, or $.05 per share) in the third quarter of 2007 for assets at the Company's Edison, N.J., printing plant, which is in the process of being closed.

    -- A loss of $7.8 million ($4.3 million after tax, or $.03 per share) in the third quarter of 2006 from the sale of the Company's 50 percent investment in the Discovery Times Channel
        (DTC), a digital cable channel.

    "Our very strong earnings growth was driven by increased national advertising, higher circulation revenues and our continued focus on cost controls," said Janet L. Robinson, president and CEO. "Revenues benefited from new products both in print and online. National advertising grew significantly, up 10.9 percent, as a result of improvement in categories such as entertainment, international fashion and corporate. Circulation revenues rose 3.9 percent. Our digital properties again posted very healthy revenue growth, up 26.5 percent in the quarter.

    "We continued to concentrate on controlling costs. This past quarter our operating costs were on par with the same quarter last year, and, excluding depreciation and amortization, decreased 1.5 percent, as we maintained our expense discipline. We believe that reducing our cost structure in innovative ways, while making prudent investments across platforms, is an important part of our ongoing efforts to successfully manage our business during a challenging time in the media marketplace.

    "While September was a strong month, with ad revenues up 5.5 percent, visibility on the fourth quarter remains limited. To date in October, advertising is not as strong as it was in September, although it is performing better than in the first half of the year. We continue to stay focused on our strategy of introducing new products, building our innovation capability, rebalancing our portfolio of businesses and stringently managing costs."

    Third-Quarter Results from Continuing Operations

    All comparisons are for the third quarter of 2007 to the third quarter of 2006 and exclude the results of the Broadcast Media Group, which was sold in May 2007.

    This release includes non-GAAP financial measures, and the exhibits include a discussion of management's use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

    Revenues

    Total revenues increased 2.0 percent to $754.4 million from $739.6 million. Advertising revenues decreased 0.1 percent; circulation revenues increased 3.9 percent; and other revenues rose 11.5 percent.

    Operating Costs

    Operating costs increased 0.6 percent to $726.3 million from $721.7 million. Depreciation and amortization increased 41.2 percent to $51.8 million from $36.7 million primarily due to the accelerated depreciation for assets at the Edison printing plant and depreciation on the Company's new headquarters. Excluding depreciation and amortization, operating costs decreased 1.5 percent to $674.5 million from $685.0 million, mainly as a result of lower newsprint expense partially offset by higher professional fees. Newsprint expense decreased 22.2 percent, with 13.4 percent of the decrease resulting from lower newsprint prices and 8.8 percent resulting from lower consumption. Professional fees increased primarily due to costs associated with the Company's new headquarters and expense reduction initiatives.

    Staff reduction costs were $4.9 million ($2.8 million after tax, or $.02 per share) compared with $7.4 million ($4.3 million after tax, or $.03 per share) in the third quarter last year.

    Operating Profit

    Operating profit increased 57.1 percent to $28.1 million from $17.9 million. Excluding depreciation and amortization, operating profit increased 46.4 percent to $79.9 million from $54.6 million.

    Third-Quarter Business Segment Results

    News Media Group

    Total News Media Group revenues increased 1.2 percent to $729.6 million from $721.3 million. Advertising revenues decreased 1.4 percent due to weakness in advertising at the New England and Regional Media Groups, partially offset by increased advertising at The New York Times Media Group. In particular, classified advertising revenues decreased across the News Media Group, principally due to softness in real estate advertising.

    Circulation revenues increased 3.9 percent, mainly because of higher prices for The New York Times partially offset by volume declines. In the fourth quarter of 2006, The New York Times raised the newsstand price of the Northeast edition of the Sunday Times and increased home-delivery prices. In the third quarter of 2007, The Times raised the newsstand price of the Sunday Times in the greater New York metropolitan area and the daily newsstand price nationwide, and increased home-delivery prices.

    Other revenues increased 10.8 percent to $64.5 million from $58.2 million primarily because of rental income from the Company's lease of five floors in its new headquarters, increased wholesale delivery operation revenues, and revenues from Baseline StudioSystems, which was acquired in August 2006.

    Total News Media Group operating costs decreased 0.2 percent to $696.5 million from $698.1 million. Excluding depreciation and amortization, operating costs decreased 2.3 percent to $650.4 million from $665.9 million, mainly as a result of lower newsprint expense.

    Operating profit for the News Media Group increased 42.9 percent to $33.1 million from $23.2 million. Excluding depreciation and amortization, operating profit for the News Media Group increased 43.0 percent to $79.2 million from $55.4 million.

    About Group

    Total About Group revenues increased 34.9 percent to $24.7 million from $18.3 million due to increased display and cost-per-click advertising as well as revenues associated with the acquisition of ConsumerSearch.com, a leading online publisher that analyzes product reviews, in May 2007.

    Total About Group operating costs increased 54.8 percent to $18.4 million from $11.9 million because of higher compensation costs;
investments in new revenue initiatives; costs related to the acquisition of ConsumerSearch.com, including increased content costs; and higher amortization expense.

    Operating profit decreased 2.0 percent to $6.3 million from $6.4 million. The operating profit margin declined mainly because of investments in new business initiatives that are expected to contribute to future revenues, one-time restructuring costs for the About Group's sales organization, and higher compensation and content costs. Operating profit before depreciation and amortization rose 9.3 percent to $10.2 million from $9.4 million, due to higher revenues. In the fourth quarter, both the operating profit and margin are expected to increase above those of the third quarter, mainly because of higher seasonal revenues and the absence of the one-time restructuring costs.

    Corporate

    Corporate costs were $11.3 million compared with $11.7 million in the prior year third quarter.

    Other Financial Data

    Internet Revenues

    In the third quarter, the Company's Internet revenues increased
26.5 percent to $79.7 million from $63.0 million in the third quarter of 2006. Internet businesses include digital archives, NYTimes.com, Boston.com, About.com and other Company Web sites. In total, Internet businesses accounted for 10.6 percent of the Company's revenues in the third quarter versus 8.5 percent in the 2006 third quarter.

    Joint Ventures

    Net income from joint ventures was $5.4 million compared with $7.3 million. Lower earnings resulted from weaker performance at all of the properties in which the Company has equity interests. Included in the third quarter last year is the loss of $7.8 million on the sale of the Company's interest in DTC in October 2006.

    Interest Expense-net

    Interest expense-net decreased to $10.5 million from $13.3 million primarily due to lower levels of short-term debt partially offset by lower capitalized interest.

    Income Taxes

    The effective income tax rate increased to 39.0 percent in the third quarter from 32.8 percent in the same period last year when a favorable tax adjustment lowered the tax rate.

    Cash and Total Debt

    At the end of the quarter, cash and cash equivalents were approximately $53 million and total debt was approximately $1 billion.

    Capital Expenditures

    In the third quarter, total capital expenditures were approximately $71 million, which included approximately $18 million for the Company's new headquarters.

    Expectations

    The following expectations are for the fourth quarter of 2007 with the exception of cost savings and productivity gains, which are for 2008 and 2009.

    -- Cost savings and productivity gains - The Company believes that it can achieve a reduction in costs from its year-end 2007 cost base of a total of approximately $230 million in 2008 and 2009, excluding the effects of inflation and certain one-time costs. About $130 million of these savings are expected in 2008.

    -- Staff reduction costs - $14 to $16 million. This range can vary significantly based on seniority and the timing of implementation.

    -- Depreciation and amortization - $48 to $50 million, which includes $6 to $7 million of accelerated depreciation expense associated with the plant consolidation project, mainly presses.

    --  Income from joint ventures - Loss of $3 to $5 million.

    --  Interest expense - $11 to $13 million.

    --  Capital expenditures - $50 to $80 million.

    --  Income tax rate - Approximately 41 percent.

    The fourth quarter of 2006 included an extra week that resulted in $50.8 million in revenues, $36.8 million in costs and $.06 of earnings per share.

    Conference Call Information

    The Company's third-quarter earnings conference call will be held on Tuesday, October 23, at 10:30 a.m. E.T. To access the call, dial 877-704-5386 (in the U.S.) and 913-312-1302 (international callers).
Participants should dial into the conference approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

    An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Wednesday, October 24. The access code is 5871164. An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. In addition, an MP3 file of the call can be downloaded from the Company's site. The archive and a transcript of the call will be available for one quarter.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2006 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 30 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

    This press release can be downloaded from www.nytco.com



Exhibits:  Condensed Consolidated Statements of Income
           Segment Information
           News Media Group Revenues by Operating Segment
           Footnotes
           Reconciliation of Non-GAAP Information




                      THE NEW YORK TIMES COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
       (Dollars and shares in thousands, except per share data)

----------------------------------------------------------------------

                                                Third Quarter
                                        ------------------------------
                                           2007       2006    % Change
                                        ---------- ---------- --------
Revenues
  Advertising                           $  465,043 $  465,476    -0.1%
  Circulation                              223,420    215,007     3.9%
  Other (a)                                 65,896     59,103    11.5%
                                        ---------- ----------
     Total                                 754,359    739,586     2.0%

Operating costs
  Production costs                         331,962    344,098    -3.5%
  Selling, general and administrative
   costs                                   342,503    340,927     0.5%
  Depreciation and amortization             51,789     36,676    41.2%
                                        ---------- ----------
    Total                                  726,254    721,701     0.6%

Net loss on sale of assets (b)                   -          -      N/A

Gain on sale of WQEW-AM                          -          -      N/A
                                        ---------- ----------

Operating profit                            28,105     17,885    57.1%

Net income from joint ventures               5,412      7,348   -26.3%

Interest expense - net                      10,470     13,267   -21.1%
                                        ---------- ----------


Income from continuing operations
 before income taxes and minority
 interest                                   23,047     11,966    92.6%

Income tax expense                           8,991      3,926        *


Minority interest in net loss of
 subsidiaries                                   54        267   -79.8%
                                        ---------- ----------

Income from continuing operations           14,110      8,307    69.9%

Income from discontinued operations,
 net of income taxes- Broadcast Media
 Group (c)                                       -      4,290  -100.0%

Gain/(loss) on sale of Broadcast Media
 Group, net of income taxes (c)              (671)          -      N/A

                                        ---------- ----------
Discontinued operations, net of income
 taxes                                       (671)      4,290        *
                                        ---------- ----------

Net income                              $   13,439 $   12,597     6.7%
                                        ========== ==========

Average Number of Common Shares
 Outstanding:
   Basic                                   143,902    144,454    -0.4%
   Diluted                                 144,112    144,568    -0.3%

Basic Earnings Per Share:
  Income from continuing operations $ 0.10 $ 0.06 66.7% Discontinued operations, net of
   income taxes                             (0.01)       0.03        *
                                        ---------- ----------
Net Income                              $     0.09 $     0.09        -
                                        ========== ==========

Diluted Earnings Per Share:
  Income from continuing operations $ 0.10 $ 0.06 66.7% Discontinued operations, net of
   income taxes                             (0.01)       0.03        *
                                        ---------- ----------
Net Income                              $     0.09 $     0.09        -
                                        ========== ==========

Dividends Per Share                          0.230      0.175    31.4%


                                                 Nine Months
                                        ------------------------------
                                           2007       2006    % Change
                                       ----------- ---------- --------
Revenues
  Advertising                           $1,478,425 $1,527,604    -3.2%
  Circulation                              664,538    654,993     1.5%
  Other (a)                                186,359    175,822     6.0%
                                        ---------- ----------
     Total                               2,329,322  2,358,419    -1.2%

Operating costs
  Production costs                       1,002,909  1,055,173    -5.0%
  Selling, general and administrative
   costs                                 1,029,045  1,030,941    -0.2%
  Depreciation and amortization            142,871    107,712    32.6%
                                        ---------- ----------
    Total                                2,174,825  2,193,826    -0.9%

Net loss on sale of assets (b)              68,156          -      N/A

Gain on sale of WQEW-AM                     39,578          -      N/A
                                        ---------- ----------

Operating profit                           125,919    164,593   -23.5%

Net income from joint ventures               8,004     18,085   -55.7%

Interest expense - net                      28,924     39,025   -25.9%
                                        ---------- ----------


Income from continuing operations
 before income taxes and minority
 interest                                  104,999    143,653   -26.9%

Income tax expense                          48,741     51,557    -5.5%


Minority interest in net loss of
 subsidiaries                                   39        604   -93.5%
                                        ---------- ----------

Income from continuing operations           56,297     92,700   -39.3%

Income from discontinued operations,
 net of income taxes- Broadcast Media
 Group (c)                                   5,753     11,890   -51.6%

Gain/(loss) on sale of Broadcast Media
 Group, net of income taxes (c)             93,659          -      N/A

                                        ---------- ----------
Discontinued operations, net of income
 taxes                                      99,412     11,890        *
                                        ---------- ----------

Net income                              $  155,709 $  104,590    48.9%
                                        ========== ==========

Average Number of Common Shares
 Outstanding:
   Basic                                   143,901    144,803    -0.6%
   Diluted                                 144,057    144,982    -0.6%

Basic Earnings Per Share:
  Income from continuing operations $ 0.39 $ 0.64 -39.1% Discontinued operations, net of
   income taxes                               0.69       0.08        *
                                        ---------- ----------
Net Income                              $     1.08 $     0.72    50.0%
                                        ========== ==========

Diluted Earnings Per Share:
  Income from continuing operations $ 0.39 $ 0.64 -39.1% Discontinued operations, net of
   income taxes                               0.69       0.08        *
                                        ---------- ----------
Net Income                              $     1.08 $     0.72    50.0%
                                        ========== ==========

Dividends Per Share                          0.635      0.515    23.3%


* Represents an increase or decrease in excess of 100%.

----------------------------------------------------------------------

See footnotes page for additional information.




                      THE NEW YORK TIMES COMPANY
                         SEGMENT INFORMATION
                        (Dollars in thousands)

----------------------------------------------------------------------
                  Third Quarter                  Nine Months
           ---------------------------- ------------------------------
             2007      2006    % Change    2007       2006    % Change
           --------- --------- -------- ---------- ---------- --------
Revenues (c)
--------------------
News Media
 Group     $ 729,635 $ 721,260     1.2% $2,257,350 $2,302,441    -2.0%
About
 Group        24,724    18,326    34.9%     71,972     55,978    28.6%
           --------- ---------          ---------- ----------
Total      $ 754,359 $ 739,586     2.0% $2,329,322 $2,358,419    -1.2%
           ========= =========          ========== ==========

Operating Profit (Loss) (c)
------------------------------
News Media
 Group     $  33,136 $  23,183    42.9% $  139,418 $  178,371   -21.8%
About
 Group         6,291     6,418    -2.0%     23,132     20,670    11.9%
Corporate   (11,322)  (11,716)    -3.4%   (36,631)   (34,448)     6.3%
           --------- ---------          ---------- ----------
Total      $  28,105 $  17,885    57.1% $  125,919 $  164,593   -23.5%
           ========= =========          ========== ==========

Operating Profit (Loss) Before Depreciation & Amortization and Special
 Items(d)
----------------------------------------------------------------------
News Media
 Group     $  79,223 $  55,396    43.0% $  295,245 $  272,631     8.3%
About
 Group        10,247     9,377     9.3%     33,639     29,534    13.9%
Corporate    (9,576)  (10,212)    -6.2%   (31,516)   (29,860)     5.5%
           --------- ---------          ---------- ----------
Total      $  79,894 $  54,561    46.4% $  297,368 $  272,305     9.2%
           ========= =========          ========== ==========

----------------------------------------------------------------------

See footnotes page for additional information.




                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
                        (Dollars in thousands)

----------------------------------------------------------------------
                                            2007
                       -----------------------------------------------
                                         %                      %
                                     Change vs.             Change vs.
                       Third Quarter    2006    Nine Months    2006
                       ------------- ---------- ----------- ----------

 The New York Times
  Media Group
 Advertising           $     271,234       3.7% $   867,774      -2.0%
 Circulation                 162,896       6.0%     481,446       2.9%
 Other                        47,388      14.1%     133,607       8.3%
                       -------------            -----------
     Total             $     481,518       5.4% $ 1,482,827       0.4%
                       -------------            -----------

 New England Media
  Group
 Advertising           $      91,838      -5.7% $   289,414      -5.9%
 Circulation                  39,755      -1.8%     117,537      -2.9%
 Other                        11,498       3.2%      31,548      -1.9%
                       -------------            -----------
     Total             $     143,091      -4.0% $   438,499      -4.8%
                       -------------            -----------

 Regional Media Group
 Advertising           $      78,609     -11.6% $   253,020     -10.1%
 Circulation                  20,769      -0.1%      65,555      -0.8%
 Other                         5,648       1.3%      17,449      -0.5%
                       -------------            -----------
     Total             $     105,026      -8.9% $   336,024      -7.9%
                       -------------            -----------

 Total News Media
  Group
 Advertising           $     441,681      -1.4% $ 1,410,208      -4.4%
 Circulation                 223,420       3.9%     664,538       1.5%
 Other (a)                    64,534      10.8%     182,604       5.5%
                       -------------            -----------
     Total             $     729,635       1.2% $ 2,257,350      -2.0%
                       =============            ===========


----------------------------------------------------------------------


See footnotes page for additional information.




                      THE NEW YORK TIMES COMPANY
                              FOOTNOTES
                        (Dollars in thousands)

(a) Other revenues consist primarily of revenue from wholesale delivery operations, news services/syndication, digital archives, TimesSelect, Baseline StudioSystems, rental income and commercial printing.

(b) In 2006 the Company announced plans to consolidate the printing operations of a facility it leases in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the then-existing lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter.

(c) On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

    Results for the Broadcast Media Group, included within discontinued operations, for the third quarter and nine months of 2007 and 2006 are below. In the third quarter of 2007, the gain on the sale included post closing adjustments.


                                  ----------------- ------------------
                                    Third Quarter      Nine Months
                                  ----------------- ------------------

                                    2007     2006     2007     2006
                                  -------- -------- -------- ---------

Revenues                          $     -  $36,476  $46,702  $107,542

Pre-tax income                    $     -  $ 7,271  $ 9,848  $ 20,153

Income taxes                            -   (2,981)  (4,095)   (8,263)
                                  -------- -------- -------- ---------

Income from discontinued
 operations, net of income taxes-
 Broadcast Media Group                  -    4,290    5,753    11,890

Gain/(loss) on sale of Broadcast
 Media Group, net of income taxes
 of $0.7 million in the third
 quarter of 2007 and $96.2
 million for the nine months
 ending 2007                         (671)       -   93,659         -
                                  -------- -------- -------- ---------

Net (loss)/income                 $  (671) $ 4,290  $99,412  $ 11,890
                                  ======== ======== ======== =========


(d) See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation and amortization and excluding special items. There were no such special items in the third quarters of 2007 and 2006.





                      THE NEW YORK TIMES COMPANY
                RECONCILIATION OF NON-GAAP INFORMATION
                        (Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and excluding special items (however, there were no such special items in the third quarters of 2007 or 2006), and operating costs before depreciation and amortization and excluding raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS from continuing operations, operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative measures of results.

Diluted EPS from continuing operations excluding special items provides useful information in evaluating the Company's period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization and excluding special items is useful in evaluating the Company's ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items, if any, not indicative of ongoing operating activities. Total operating costs include depreciation and amortization and raw materials. Total operating costs excluding depreciation and amortization provide a useful measure of manageable costs. Total operating costs excluding depreciation and amortization and raw materials provide investors with helpful supplemental information on the Company's underlying operating costs.

Reconciliations of these non-GAAP financial measures from, respectively, diluted EPS from continuing operations, operating profit(loss) and total operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding special items

                               -----------------------------
                                       Third Quarter
                               -----------------------------
                                  2007      2006   % Change
                               ---------- -------  ---------

Diluted EPS from continuing
 operations                    $     0.10 $  0.06      66.7%

  Adjustments:

     Accelerated depreciation        0.05       -

     Sale of Discovery Times
      Channel interest                  -    0.03
                               ---------- -------  ---------

Adjusted diluted EPS           $     0.15 $  0.09      66.7%
                               ========== =======  =========

Reconciliation of operating profit(loss) before depreciation and amortization

                               ---------------------------------------
                                         Third Quarter 2007
                               ---------------------------------------
                               News Media  About               Total
                                 Group     Group   Corporate  Company
                               ---------- -------  --------- ---------

Operating profit(loss)         $   33,136 $ 6,291 $ (11,322) $  28,105

Add:
  Depreciation and
   amortization                    46,087   3,956      1,746    51,789
                               ---------- -------  --------- ---------

Operating profit(loss) before
 depreciation & amortization   $   79,223 $10,247 $  (9,576) $  79,894
                               ========== ======= ========== =========

                               ---------------------------------------
                                         Third Quarter 2006
                               ---------------------------------------
                               News Media  About               Total
                                 Group     Group   Corporate  Company
                               ---------- -------  --------- ---------

Operating profit(loss)         $   23,183 $ 6,418 $ (11,716) $  17,885

Add:
  Depreciation and
   amortization                    32,213   2,959      1,504    36,676
                               ---------- ------- ---------- ---------

Operating profit(loss) before
 depreciation & amortization   $   55,396 $ 9,377 $ (10,212) $  54,561
                               ========== ======= ====================

                               ---------------------------------------
                                              % Change
                               ---------------------------------------
                               News Media  About               Total
                                 Group     Group   Corporate  Company
                               ---------- -------  --------- ---------

Operating profit(loss)              42.9%   -2.0%      -3.4%     57.1%

Add:
  Depreciation and
   amortization                     43.1%   33.7%      16.1%     41.2%
                               ---------- -------  --------- ---------

Operating profit(loss) before
 depreciation & amortization        43.0%    9.3%      -6.2%     46.4%
                               ========== =======  ========= =========

Reconciliation of operating profit(loss) before depreciation and amortization and special items

                               ---------------------------------------
                                          Nine Months 2007
                               ---------------------------------------
                               News Media  About               Total
                                 Group     Group   Corporate  Company
                               ---------- -------  --------- ---------

Operating profit(loss)         $  139,418 $23,132 $ (36,631) $ 125,919

Add:
   Depreciation and
    amortization                  127,249  10,507      5,115   142,871

   Net loss on sale of assets      68,156       -          -    68,156

   Gain on sale of WQEW-AM       (39,578)       -          -  (39,578)
                               ---------- -------  --------- ---------

Operating profit(loss) before
 depreciation & amortization
 and special items             $  295,245 $33,639 $ (31,516) $ 297,368
                               ========== ======= ========== =========




                      THE NEW YORK TIMES COMPANY
          RECONCILIATION OF NON-GAAP INFORMATION (continued)
                        (Dollars in thousands)

                                --------------------------------------
                                           Nine Months 2006
                                --------------------------------------
                                News Media  About              Total
                                  Group     Group   Corporate Company
                                ---------- -------- --------- --------

Operating profit(loss)          $  178,371 $ 20,670 $(34,448) $164,593

Add:
  Depreciation and amortization     94,260    8,864     4,588  107,712
                                ---------- -------- --------- --------
Operating profit(loss) before
 depreciation & amortization
 and special items              $  272,631 $ 29,534 $(29,860) $272,305
                                ========== ======== ========= ========

                                --------------------------------------
                                               % Change
                                --------------------------------------
                                News Media  About              Total
                                  Group     Group   Corporate Company
                                ---------- -------- --------- --------

Operating profit(loss)              -21.8%    11.9%      6.3%   -23.5%

Add:
  Depreciation and amortization      35.0%    18.5%     11.5%    32.6%
  Net loss on sale of assets             -        -         -        -
  Gain on sale of WQEW-AM                -        -         -        -
                                ---------- -------- --------- --------
Operating profit(loss) before
 depreciation & amortization
 and special items                    8.3%    13.9%      5.5%     9.2%
                                ========== ======== ========= ========


Reconciliation of total operating costs excluding depreciation and amortization and raw materials

                                -----------------------------
                                        Third Quarter
                                -----------------------------
                                   2007      2006   % Change
                                ---------- -------- ---------

Total operating costs           $  726,254 $721,701      0.6%

  Less:
     Depreciation and
      amortization                  51,789   36,676
                                ---------- -------- ---------

Sub-total                          674,465  685,025     -1.5%

  Less:

     Raw materials                  58,643   75,178
                                ---------- -------- ---------

Adjusted operating costs        $  615,822 $609,847      1.0%
                                ========== ======== =========

Reconciliation of News Media Group operating costs excluding depreciation and amortization

                                -----------------------------
                                        Third Quarter
                                -----------------------------
News Media Group                   2007      2006   % Change
------------------------------- ---------- -------- ---------

Operating costs                 $  696,499 $698,077     -0.2%

  Less:
     Depreciation and
      amortization                  46,087   32,213
                                ---------- -------- ---------

Adjusted operating costs        $  650,412 $665,864     -2.3%
                                ========== ======== =========

    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             mathis@nytimes.com
             or
             Paula Schwartz, 212-556-5224
             paula.schwartz@nytimes.com